PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	John G. Yedinak Chief Executive Officer (708) 496-2188

February 27, 2003

UMBRELLA BANCORP, INC. ANNOUNCES INTENTION TO
REPURCHASE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST

Summit, Illinois, February 27, 2003. Umbrella Bancorp, Inc. (“Umbrella” or the “Company”), Summit, Illinois (Nasdaq: UMBR.OB), the holding company of UmbrellaBank, FSB (“UmbrellaBank”), and Argo Capital Trust Co. (the “Trust”), announced today that a wholly-owned subsidiary of Umbrella intends to repurchase from time to time in open market as well as privately negotiated transactions shares of the Trust’s 11% Argo Capital Securities, which trade under the symbol “ATP_P” on the American Stock Exchange (“Argo Securities”). The Trust issued 1,725,000 shares of Argo Securities in a publicly underwritten offering in November 1988. Umbrella, through its subsidiary, has, from time to time since 2000, previously purchased shares of Argo Securities. As of the date hereof, an aggregate of 12,700 shares was held by the Company’s subsidiary. The present authorization does not impose any specific limit on the number of Argo Securities which may be purchased, and is being undertaken in order to reduce debt and debt-like obligations as required by the Capital Plan filed with federal regulators. Pursuant to its terms, the Argo Securities are callable for redemption at $10 per share commencing on November 6, 2003. The continuing payment on the Argo Securities is dependent on Umbrella’s continuing ability to make payments on the subordinated debenture it issued to the Trust in connection with the 1998 public offering. In the absence of prior written approval, UmbrellaBank is currently precluded from making dividend payments to Umbrella under terms of its agreement with federal regulators. Consequently, no assurance can be made that Umbrella will continue to make dividend payments on the Argo Securities, or to redeem the Argo Securities after November 6, 2003 should it choose to do so. As of February 20, 2003, Argo Securities were trading at $7.50 per share.

The Company is the parent company of UmbrellaBank, which provides banking services through its Internet banking delivery channel at http://umbrellabank.com and two retail banking facilities in Cook County, Illinois.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. These and other factors could adversely affect the outcome of the plans and events described herein.